Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:	Investor Contact:
Suresh Chandrasekaran	Michael D. Perry
VP Marketing	Sr. VP and CFO
+1-408-212-2427	+1-408-212-2260
schandrasekaran@vitria.com	mperry@vitria.com

VITRIA ANNOUNCES FIRST QUARTER 2005 RESULTS

SUNNYVALE, Calif., April 27, 2005 Vitria (Nasdaq: VITR — News), a leading provider of business process integration solutions, today announced results for the first quarter ended March 31, 2005.

•	For the first quarter of 2005, total revenue was $16.5 million, compared with $17.6 million for the fourth quarter of 2004 and $14.2 million for the first quarter of 2004.

•	License revenue for the first quarter of 2005 was $5.4 million, compared with $6.6 million for the fourth quarter of 2004 and $3.4 million for the first quarter of 2004.

•	Service and other revenue for the first quarter of 2005 was $11.1 million, compared with $11.0 million for the fourth quarter of 2004 and $10.9 million for the first quarter of 2004.

•	Gross profit was $10.7 million for the first quarter of 2005, compared to $11.8 million for the fourth quarter of 2004 and $8.0 million for the first quarter of 2004.

•	Total operating expenses were $13.4 million for the first quarter of 2005, compared with $12.8 million for the fourth quarter of 2004, and $14.6 million for the first quarter of 2004.

•	The net loss for the first quarter of 2005 was $2.4 million, or $0.07 per share, compared with a net loss of $533,000, or $0.02 per share, for the fourth quarter of 2004 and a net loss of $6.6 million, or $0.20 per share, for the first quarter of 2004.

•	Total cash and short term investment balances as of March 31, 2005, were $72.6 million, compared to $78.6 million as of December 31, 2004.

“We are pleased that, in this tough environment for enterprise software companies, we were able to grow our Q1 2005 revenue 16% over Q1 of 2004,” said Dale Skeen, founder and CEO of Vitria. “ The continuing strength of the demand for our platform products, coupled with the continued adoption by our customers of our business process applications, position us well for growth during the remainder of 2005 and beyond.”

About Vitria

Vitria Technology, Inc., a leading provider of award-winning business process integration products and solutions, combines technology leadership with industry expertise in healthcare and insurance, financial services, telecommunications and manufacturing to dramatically improve strategic business processes across systems, people and trading partners. With 16 offices around the world, Vitria’s customer base includes blue chip companies such as AT&T, Bell Canada, BellSouth, The Blue Cross Blue Shield Association, British Petroleum, British Telecom, DaimlerChrysler Bank, Generali, Nissan, The Goodyear Tire & Rubber Company, PacifiCare Health Systems, Reynolds & Reynolds, Royal Bank of Canada, Sprint, Trane and the U.S. Departments of Defense and Veterans Affairs. For more information, call +1-408-212-2700, email info@vitria.com or visit www.vitria.com.

NOTE: Vitria and BusinessWare are trademarks or registered trademarks of Vitria Technology, Inc. All other products and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

Cautionary Note Regarding Forward-looking Statements: This press release includes forward-looking statements, including statements relating to new products, goals and future business opportunities that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: failure to meet financial and product expectations of analysts and investors: risk related to market acceptance of Vitria’s products and alliance partners’ products; deployment delays or errors associated with these and other products of Vitria and partners; hardware platform incompatibilities; the need to maintain and enhance certain business relationships with system integrators and other parties; the ability to manage growth; activities by Vitria and others regarding protection of proprietary information; release of competitive products and other actions by competitors; risks associated with possible delisting from the stock market on which Vitria’s securities are listed; and economic conditions in domestic and foreign markets. These and other risks related to Vitria are detailed in Vitria’s Annual Report on Form 10-K for the year ended Dec. 31, 2004, filed with the SEC on March 31, 2005. Vitria does not undertake an obligation to update forward-looking statements.

Vitria Technology, Inc.

Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)	*
Assets
Current assets
Cash and cash equivalents	$31,426	$32,106
Short-term investments	41,167	46,457
Accounts receivable, net	15,018	10,529
Other current assets	2,328	1,880

Total current assets	89,939	90,972

Property and equipment, net	1,075	1,053
Other assets	810	872

Total assets	$91,824	$92,897

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,334	$1,777
Accrued payroll and related	3,883	4,186
Accrued liabilities	3,722	4,086
Accrued restructuring expenses	5,938	6,091
Deferred revenue	15,033	11,082

Total current liabilities	29,910	27,222

Long-term liabilities
Accrued restructuring expenses	5,593	7,332
Other long-term liabilities	1,094	750

Total long-term liabilities	6,687	8,082

Stockholders’ Equity
Common stock	34	33
Additional paid-in capital	275,773	275,366
Unearned stock-based compensation	(335)	—
Accumulated other comprehensive income	360	382
Accumulated deficit	(220,109)	(217,692)
Treasury stock	(496)	(496)

Total stockholders’ equity	55,227	57,593

Total liabilities and stockholders’ equity	$91,824	$92,897

* Derived from audited financial statements

Vitria Technology, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004
	(unaudited)	(unaudited)	(unaudited)
Revenues
License	$5,422	$6,616	$3,391
Service and other	11,123	11,015	10,858

Total revenues	16,545	17,631	14,249

Cost of revenues
License	121	116	198
Service and other	5,682	5,735	6,088

Total cost of revenues	5,803	5,851	6,286

Gross profit	10,742	11,780	7,963

Operating expenses
Sales and marketing	4,973	4,961	6,567
Research and development	4,542	4,258	4,656
General and administrative	3,637	3,336	3,282
Stock based compensation	62	5	41
Restructuring charges	136	255	54

Total operating expenses	13,350	12,815	14,600

Loss from operations	(2,608)	(1,035)	(6,637)
Other income, net	238	480	111

Net loss before income taxes	(2,370)	(555)	(6,526)
Provision for income taxes	47	(22)	120

Net loss	$(2,417)	$(533)	$(6,646)

Basic and diluted net loss per share	$(0.07)	$(0.02)	$(0.20)

Weighted average shares used in calculating basic and diluted net loss per share	33,373	33,299	32,816